Exhibit 10.4

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the ____ day of ___________, 2026 (“Effective Date”), by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and KraneShares Crypto Trust, a Delaware statutory trust having its principal office and place of business at 280 Park Avenue, New York, New York 10017 (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in its then-effective prospectus (the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the Trust, the sponsor [and the Transfer Agent], are eligible to place orders for Creation Units;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	Terms of Appointment

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust and each Portfolio hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and each Portfolio, as applicable, and the Transfer Agent (the “Procedures”) and in accordance with the applicable Fund(s)’ current registration statement on Form S-1 and any effective amendments thereto, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Creation Units from the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”) and/or DTC;

(iv)	receive and process redemption requests and redemption directions from the Trust with respect to Shares of each Portfolio and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	Confirm to DTC the number of Shares issued to an Authorized Participant and/or DTC participant, as applicable, as DTC may reasonably request, and prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(vii)	Prepare and transit to the Trust and the Trust’s administrator and to any applicable securities exchange information with respect to purchases and redemptions of Shares;

(viii)	On days that the Trust may accept orders for purchases and redemptions of Shares, calculate and transmit to the Sponsor and the Trust’s administrator the number of Shares outstanding;

(ix)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Sponsor or the Trust;

(x)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(xi)	record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(xii)	maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(xiii)	process any request from an Authorized Participant to change its account registration; and

(xiv)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	The Transfer Agent shall perform such other services for the Trust or the applicable Portfolio(s) that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

(iii)	Reserved.

1.4	Authorized Persons. The Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including authorized persons of the Trust or the Sponsor, as provided or agreed to by the Trust in writing and as may be amended from time to time (each, an “Authorized Person”), in receiving instructions to issue or redeem Creation Units. The Trust and each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity, including but not limited to money laundering, terrorist financing, or sanctions evasion; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering/sanctions laws and regulations, including any guidance issued by the Financial Crimes Enforcement Network (“FinCEN”), the Securities and Exchange Commission (“SEC”) or OFAC. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust, and not the Transfer Agent, shall be responsible for its “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	Fees and Expenses

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule. The fees are accrued daily and billed monthly. In the event of a termination of this Agreement with respect to a Fund pursuant to Section 10 before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

3.7	It will maintain during the term of this Agreement a business continuity contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans, and will employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the services hereunder.

3.8	It will maintain during the term of this Agreement an insurance policy regarding its business in such amount and scope as is commercially reasonable in terms of the Transfer Agent’s duties and responsibilities under this Agreement. Upon reasonable request, the Transfer Agent shall furnish to the Trust a certificate of insurance evidencing of the Transfer Agent’s applicable insurance coverage and shall promptly notify the Trust should its insurance coverage or any portion thereof be canceled.

3.9	It is in material compliance with all laws applicable to its business, the violation of which would adversely affect the Transfer Agent’s performance of its obligations under this Agreement.

3.10	It will comply with all anti-money laundering, sanctions and other financial crimes, laws and regulations applicable to the Transfer Agent in the provision of the services under this Agreement.

4.	Representations and Warranties of the Trust and Portfolios

The Trust and each Portfolio represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and the Portfolios.

4.4	The Trust is not an investment company and is not required to register as such under the Investment Company Act of 1940, as amended (the “1940 Act”).

4.5	A Form S-1 registration statement under the Securities Act of 1933, as amended, has been filed on behalf of the Trust and will be effective and will remain effective at any time in which the Trust offers or sells Shares during the term of this Agreement, and all appropriate state securities law filings will have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6	Where information provided by the Trust or the Authorized Participants includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information; provided that this indemnification shall not apply to actions or omissions of the Transfer Agent, its officers or employees in cases of its or their own negligence, bad faith, fraud or willful misconduct.

5.	Data Access and Proprietary Information

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Transfer Agent Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Transfer Agent Proprietary Information be deemed to include Authorized Participant information or Trust confidential information. The Trust, on behalf of each Portfolio, agrees to treat all Transfer Agent Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers or other devices, or on computers or other devices of its affiliates, solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	except in connection with routine computer back-ups, refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Transfer Agent Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Transfer Agent Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent (which consent will not be unreasonably withheld);

(v)	allow the Trust, its officers and trustees and their respective agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in the Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Transfer Agent Proprietary Information shall not include all or any portion of any of the foregoing items that (1) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	The Trust may, with reasonable notice to the Transfer Agent, disclose Transfer Agent Proprietary Information in the event that it is required to be disclosed by law, rule or regulation or regulatory authority, or in a judicial or administrative proceeding.

5.4	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. SUBJECT TO THE TRANSFER AGENT’S OBLIGATIONS SET FORTH IN THIS AGREEMENT, DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units, or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent in the Authorized Participant Agreement.

5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	Standard of Care/Limitation of Liability

6.1	The Transfer Agent will at all times exercise the reasonable care and diligence expected of a professional provider of transfer agency services to exchange-traded funds, and will act in good faith and in accordance with generally applicable industry standards and practices in the performance of its duties and obligations under this Agreement. Subject to the limitations and exclusions of liability in this Agreement, the Transfer Agent will be liable for all direct losses, damages, claims, costs, expenses or other liabilities (including reasonable attorneys’ fees and other litigation expenses)(“Losses”) suffered or incurred by the Trust or any Portfolio to the extent such Losses are caused by the negligence, bad faith, willful default or misconduct, or fraud of the Transfer Agent in the performance of its duties and obligations under this Agreement. The parties agree that “negligence” will mean a breach by the Transfer Agent of its obligation to exercise the standard of care described above. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2	In any event, the Transfer Agent’s cumulative liability for each calendar year with respect to the services provided pursuant to this Agreement for all liability or losses, regardless of the form of action or legal theory, shall be limited to the total fees (excluding expenses) received by the Transfer Agent under this Agreement during the preceding 12-month period.

6.3	In no event shall either party be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7	Indemnification

7.1	Subject to this Section 7 and the exclusions and limitations of liability set forth in this Agreement, the Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust and each Portfolio, severally and not jointly, shall indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and other liabilities arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence, fraud, willful misconduct;

(ii)	the Trust’s breach of any material representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents who have been designated by the Trust as Authorized Persons; (c) any written instructions or opinions of legal counsel to the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust or any Portfolio after consultation by the Trust with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons with authority to provide instructions to the Transfer Agent hereunder;

(v)	the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder, but excluding income, excise, franchise and other similar taxes ordinarily imposed on the Transfer Agent’s income, property or business generally.

7.2	At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with Trust counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.	Additional Covenants of the Trust and Transfer Agent

8.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner to the extent required by Section 31 of the Investment Company Act of 1940 and the rules thereunder as if the Trust and the Portfolios were subject to such rules and requirements, and all such books and records shall be the property of the Trust, and will be preserved, maintained and made available to the Trust in accordance with such Section 31 and rules thereunder, and will be surrendered promptly to the Trust on and in accordance with its request or upon termination of this Agreement.

8.4	Audits. The Transfer Agent will allow the Trust to perform periodic on-site audits as may be reasonably required to examine the Transfer Agent’s performance of the services under this Agreement. For inspections requested by the Trust, which request will include reasonable advanced notice, and agreed to by the Transfer Agent, the Transfer Agent reserves the right to impose reasonable limitation on the number, frequency, timing and scope of such audits.

8.5	SOC1 Report. The Transfer Agent will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Transfer Agent in the provision of the services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Transfer Agent will provide a copy of the report to the Trust upon request.

9.	Confidentiality and Use of Data

9.1	All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under this Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2	(a)	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers, but only in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Transfer Agent will be responsible for any use or disclosure of the Trust’s Confidential Information in breach of this Agreement by any of its Affiliates, agents and service providers as though the Transfer Agent had used or disclosed such Confidential Information itself.

(b)	Subject to the foregoing and paragraph (d) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Trust or Portfolios (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)	In no event will the Transfer Agent permit representatives of its asset management division or Affiliates engaged in asset management to have access to or to use the Confidential Information of the Trust or any Portfolio, including Data.

(d)	The Trust acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(e)	Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

9.4	The Transfer Agent agrees to notify the Trust within forty-right (48) hours whenever it becomes aware of any actual unauthorized access to, or acquisition, use, loss, destruction, alteration or compromise of Confidential Information (including, without limitation, Customer Information (as defined herein)) of the Trust maintained on Transfer Agent’s computers, hardware, networks or systems, including any third party data centers, or of any such security breach occurring at any sub-custodian, agent or service provider of the Transfer Agent. The Transfer Agent also agrees to implement commercially reasonable software and other appropriate measures to scan for, detect and prevent the transmission from Transfer Agent’s computers, hardware, networks and systems of any virus, malware, Trojan horse, worm, time bomb, drop dead device, or other malicious code. For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Trust’s shareholders, prospective shareholders and plan administrators.

10.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending three years from the Effective Date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1)-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement upon sixty (60) days written notice: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Portfolio, the Trust or applicable Portfolio shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Portfolio (or its respective successor), the Trust or applicable Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust or such Portfolio) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s or such Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Portfolio and distribution of the Trust’s or Portfolio’s assets, (b) a merger of the Trust or a Portfolio into, or the consolidation of the Trust of a Portfolio with, another entity, or (c) the sale by the Trust or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust or such Portfolio (or its respective successor).

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Portfolio.

11.	Additional Portfolios

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder. The parties agree that the assets and liabilities of each Portfolio are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio.

12.	Assignment

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party.

12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Delegation; Subcontractors

13.1	The Transfer Agent shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. The Transfer Agent shall be responsible for the compensation of Delegates. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2	The Transfer Agent will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use Delegates to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

14.	Miscellaneous

14.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

14.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

14.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption.

14.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5	Service Interruptions. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control, the Transfer Agent shall take reasonable steps to minimize service interruptions, including by implementing reasonable procedures to prevent the loss of data and to recover from service interruptions caused by equipment failure or other circumstances with resumption of all substantial elements of services in a timeframe sufficient to meet business requirements.

14.6	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.7	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.8	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.9	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.10	Entire Agreement. This Agreement and any schedules, exhibits, attachments, side letters and amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.11	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.12	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.13	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, email or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy, MA 02171

Email:

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Institutional Services Americas

One Congress Street

Boston, MA 02114

(b)	If to the Trust, to:

c/o Krane Digital Investments, LLC

280 Park Avenue, 32nd Floor

New York, New York 10017Attn:

Telephone: 646-293-0930

Facsimile: 212-313-9410

Email:compliance@kraneshares.com,
david.adelman@kraneshares.com

14.14	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company

By:
Name:
Title:

KraneShares Crypto Trust

By:
	Name:	Jonathan Krane
	Title:	Chief Executive Officer Krane Digital Investments, LLC, Sponsor of KraneShares Crypto Trust

Schedule A

Portfolio	Effective Date
KraneShares Coinbase 50 Index ETF	Effective Date of this Agreement

Sch. A-1